Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Alberto-Culver Company:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-70067, 333-72262, 333-101573, 333-101620, 333-102682, 333-102683, 333-102685, 333-110275 and 333-110276) and Form S-3 (Numbers 333-49649 and 333-54302) of Alberto-Culver Company of our reports dated November 30, 2004 relating to the consolidated balance sheets of Alberto-Culver Company and subsidiaries as of September 30, 2004 and 2003 and the related consolidated statements of earnings, cash flows, and stockholders’ equity and the related financial statement schedule for each of the years in the three-year period ended September 30, 2004, which reports appear or are incorporated by reference in the September 30, 2004 annual report on Form 10-K of Alberto-Culver Company.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois

December 9, 2004